SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Meredith Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEREDITH ENTERPRISES, INC.

3000 Sand Hill Road

Building 2, Suite 120

Menlo Park, California 94025

May 2, 2003

Dear Stockholders:

We cordially invite you to attend our annual meeting of stockholders of Meredith Enterprises, Inc. (formerly known as West Coast Realty Investors, Inc.) at 11:00 a.m. local time on June 3, 2003, at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California 94025. Enclosed are the Notice of Meeting and Proxy Statement, along with a copy of our 2002 annual report on Form 10-K.

At the annual meeting, the board of directors will ask our stockholders:

(1)	to elect three directors; and

(2)	to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

Although we would very much like each stockholder to attend the annual meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

YOUR VOTE IS IMPORTANT TO US. We appreciate the time and consideration that I am sure you will give it.

Sincerely,

Allen K. Meredith

President, Chief Executive Officer and

Chairman of the Board of Directors

MEREDITH ENTERPRISES, INC.

3000 Sand Hill Road

Building 2, Suite 120

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2003

The 2003 annual meeting of stockholders of Meredith Enterprises, Inc. will be held at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California 94025 on June 3, 2003, 11:00 A.M. local time, for the following purposes:

(1)	to elect three directors; and

(2)	to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

The directors have set the close of business on April 4, 2003 as the record date to determine the stockholders who are entitled to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available during normal business hours at our office located at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025, for ten days before the meeting. A form of proxy card and a copy of our annual report to stockholders for 2002 are enclosed with this notice of annual meeting and proxy statement.

It is important that your shares are represented at this meeting. Even if you plan to attend the annual meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy.

By Order of the Board of Directors

Allen K. Meredith

President, Chief Executive Officer and

Chairman of the Board of Directors

May 2, 2003

MEREDITH ENTERPRISES, INC.

3000 Sand Hill Road

Building 2, Suite 120

Menlo Park, California 94025

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 3, 2003

OVERVIEW AND VOTING RULES

Meredith Enterprises, Inc. is furnishing this proxy statement to you in connection with the solicitation of proxies by and on behalf of its board of directors for the 2003 annual meeting of stockholders to be held on June 3, 2003, and at any postponements or adjournments of the meeting. The approximate date on which this proxy statement and accompanying form of proxy are first being mailed to stockholders is May 2, 2003.

At the annual meeting, the board of directors will ask our stockholders:

(1)	to elect three directors; and

(2)	to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

Except for procedural matters, the board of directors does not know of any matters other than those described in the notice of annual meeting that are to come before the annual meeting. If any other matters properly come before the annual meeting or any postponements or adjournments of the meeting, however, the persons named in the proxy will vote the proxy in accordance with their judgment on those matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote the proxy to adjourn the meeting.

The board of directors encourages you to read this proxy statement and the attached materials thoroughly and to take this opportunity to vote on the matters to be decided at the annual meeting.

A holder of our common stock wishing to vote at the annual meeting should complete and sign the enclosed proxy and mail it in the enclosed prepaid and addressed envelope. Holders of record may also vote their shares of common stock in person at the meeting.

Who is asking for my vote?

The board of directors is soliciting proxies in the form attached for use at the annual meeting. The persons named as proxies were selected by the board and are directors and/or officers of Meredith Enterprises, Inc. If you are a stockholder of record, you may revoke your proxy before its exercise by giving written notice to our corporate secretary, Charles P. Wingard, of the revocation or by providing a duly executed proxy bearing a later date. In addition, a stockholder of record who attends the annual meeting may vote his or her shares personally and thus, revoke his or her proxy at that time. All shares of our common stock represented by valid proxies will be voted as provided on the proxy.

If you hold your shares through a brokerage account (not an IRA or other retirement account), your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for all other matters to be voted on because these other matters are not considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

Who can vote?

Stockholders of record as of the close of business on April 4, 2003 are entitled to vote. On that day, there were 975,298 shares of common stock outstanding and eligible to vote and approximately 815 record holders of common stock.

Who pays for the cost of the proxy solicitation?

We have solicited the enclosed proxy for use at the annual meeting. We will pay the expense of preparing, printing and mailing this proxy statement and the proxies we have solicited. In addition to using the mail, our officers, directors and regular employees may solicit proxies, without extra remuneration, in person or by telephone, facsimile or email.

Are stockholders entitled to appraisal rights?

The holders of our common stock are not entitled to any appraisal rights concerning the election of directors.

How can a stockholder propose business to be brought before next year’s annual meeting?

Stockholder Proposals to Be Included in Our Proxy Statement.    Under the applicable proxy rules of the SEC, for us to consider a stockholder proposal for inclusion in our proxy statement and form of proxy relating to the 2004 annual meeting of stockholders, we must receive the proposal at our principal executive offices at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025, not later than January 3, 2004.

Other Stockholder Proposals.    Our restated bylaws provide that for any stockholder proposals not included in our proxy statement and form of proxy, we may use discretionary authority granted by proxy in voting on those proposals if, among other situations, we do not receive notice of the matter by the date determined under our bylaws for the submission of business by stockholders. (This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy.) Our bylaws provide that to be timely, we must receive at our principal executive offices the notice and certain related information not less than 90 and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or 70 days after the anniversary date, however, as is true for the 2003 annual meeting, we must receive notice of the matter not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to that meeting or the 10th day following the date of public disclosure of the meeting date. These proxy materials are our first public disclosure of the meeting date. Therefore, to be timely under our bylaws, we must have received a proposal not included by or at the direction of the board of directors no earlier than February 3, 2004, nor later than May 12,

2004. A stockholder may nominate persons for election to our board of directors by submitting those nominations, together with certain related information required by our bylaws, in writing to our corporate secretary at our principal executive offices, at the times given in this paragraph. We have received no proposals or nominations as of the date of these proxy materials.

How are votes counted?

The presence, in person or by proxy, of a majority of our outstanding shares of common stock as of the record date is necessary to hold the meeting and conduct business. This is called a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. Abstentions and broker non-votes count as present for establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Assuming that a quorum is present, the affirmative vote of a plurality of the votes duly cast is required for the election of directors. In other words, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Are there any special arrangements regarding voting at the annual meeting?

The board knows of no arrangements or commitments for the voting of shares for or against the directors nominated for election at the annual meeting.

ELECTION OF DIRECTORS

This section gives information about the three nominees for election as directors of Meredith Enterprises: Gary B. Coursey, E. Andrew Isakson and John H. Redmond. Each of Mr. Isakson and Mr. Redmond is currently a director of Meredith Enterprises, and the directors have recommended that each of them be reelected to the board. In addition, the directors have nominated Mr. Coursey for election by the stockholders to fill a vacancy as explained below.

The board of directors recommends a vote FOR each of the listed nominees.

At our 2002 annual meeting, we amended and restated our certificate of incorporation to require the board of directors to be divided into three classes as nearly equal in number as possible. The terms of office of two of the nominees, E. Andrew Isakson and Eric Von der Porten, expire at this year’s annual meeting. Mr. Von der Porten has elected not to stand for reelection. The independent members of our board have decided to nominate Mr. Redmond for election by the stockholders to fill the Class I position formerly filled by Mr. Von der Porten. To accomplish this, Mr. Redmond will resign as a Class II director immediately before the election of directors so that he can stand for election by the stockholders as a Class I director, to serve until our annual meeting in 2006 or until his successor is duly elected and qualified or his earlier resignation or removal. The independent members of our board have decided to nominate Gary B. Coursey for election by the stockholders to fill the Class II vacancy created by Mr. Redmond’s resignation. Accordingly, if elected, Mr. Coursey will serve for the remainder of Mr. Redmond’s Class II term, i.e., until our annual meeting in 2004. The independent members of our board have decided to nominate Mr. Isakson for reelection for a full three-year term until our annual meeting in 2006.

Information about Director Nominees

Gary B. Coursey, age 63, is a nominee for director. Mr. Coursey has been the President of Gary B. Coursey and Associates, Inc. since its founding in 1971. He is a member of the American Institute of Architects and has over 30 years of experience in architecture, interior design and space planning. Mr. Coursey’s work has been recognized with numerous awards. Mr. Coursey has a Bachelor’s degree in Architecture from the Georgia Institute of Technology and an A.S. in Building Construction from Southern Polytechnic State University.

E. Andrew Isakson, age 51, has served as one of our directors since September 2002. Mr. Isakson has served as President of Isakson-Barnhart Properties, Inc. (and predecessor companies) since 1982 and is General Partner of Isakson-Barnhart Development Co., LLC. He has over 25 years of experience in commercial real estate in Atlanta and the Southeast developing, owning and managing office and retail space. Currently, Isakson-Barnhart Properties manages over 1.0 million square feet of retail and office space in Georgia, North Carolina and Tennessee. Isakson-Barnhart Development Co., LLC has developed over 2.2 million square feet of retail space its inception. Mr. Isakson has been a licensed real estate broker since 1974 and received a B.A. from Vanderbilt University.

John H. Redmond, age 61 and a director since August 2001, has been active as a real state advisor for over 30 years. Mr. Redmond’s current term expires at the 2004 annual meeting of the stockholders. As explained above, however, Mr. Redmond will resign as a Class II director immediately before the election of directors so that he can stand for election by the stockholders as a Class I director, to serve until our annual meeting in 2006. From 1995 to the present, Mr. Redmond has served as President of John H. Redmond, Real Property Advisors, a real estate consulting firm in San Francisco. Prior to 1995, Mr. Redmond was associated with Coldwell Banker & Company, Grubb & Ellis Real Estate Services and was a founder of The Rubicon Group. Mr. Redmond has a B.A. from the University of Scranton and an M.S. from Boston University.

If elected, each director will serve for his respective term or until his successor is duly elected and qualified or his earlier resignation or removal. Each of the nominees has agreed to serve as a director if elected.

Information about Directors Continuing in Office

Allen K. Meredith, age 54 and a director since August 2001, was appointed to his current positions of Chairman of the Board, President and Chief Executive Officer in August 2001. Mr. Meredith’s term expires at the 2005 annual meeting of the stockholders. Prior to joining our company, Mr. Meredith had over 23 years of experience in the real estate business. Since 1994, Mr. Meredith has served as President and Chief Executive officer of Meredith Partners, where he specialized in acquiring, rehabilitating and managing suburban office and industrial commercial properties in California, including the recent acquisition and rehabilitation of the one million square-foot former Firestone Tire manufacturing facility in Los Angeles. From 1991 to 1994, Mr. Meredith was President and Chief Executive Officer of the Northwest Region of Trammell Crow Company, a real estate development company, where he oversaw property development, acquisition and disposition, facility and construction management, and leasing and property management for 33.1 million square feet of high-rise, office, shopping center and industrial properties. Mr. Meredith has an M.B.A. from Harvard University and a B.A. in Economics from Stanford University.

James P. Moore, age 47, has been a director since August 2001. His term expires at the 2004 annual meeting of the stockholders. In 2002, Mr. Moore founded Moore Associates, LLC, a Southern California based real estate investment and development firm. Prior to forming Moore Associates, Mr. Moore was an officer of Banc One Capital Markets, Inc. (previously First Chicago) for 17 years. His most recent responsibilities were as Senior Vice President and Regional Manager, running the Western Division of the National – Large Corporate Department. As head of the office, his responsibilities included managing the team responsible for all banking and investment banking products, advice and services for large corporations headquartered in the 11 Western states. Mr. Moore spent a total of 13 years of his career in real estate financial services, including five years as the head of the Western Division of the Real Estate Department for First Chicago. Mr. Moore holds a B.S. in Business Administration (Finance and Real Estate) from the University of Southern California.

Patricia F. Meidell, age 62 and a director since August 2001, has been the President of American Retirement Planners since 1996. Ms. Meidell’s term expires at the 2005 annual meeting of the stockholders. She is a Certified Financial Planner and NASD Registered Principal with Associated Securities Corp. and a Director of Associated Financial Group, Inc. She earned her first securities license in 1972 and has owned a financial services business since 1982. She received her B.S. from Idaho State University and an M.S. from the University of Arizona, and she has done post-graduate work in counseling.

Neal E. Nakagiri, age 49, has been a director since August 2001. His term expires at the 2005 annual meeting of the stockholders. Mr. Nakagiri was appointed Chief Executive Officer and President of Associated Financial Group, Inc. (“AFG”) in January 2000. Mr. Nakagiri is also a director of AFG. He is President of two wholly owned subsidiaries of AFG – Associated Securities Corp., a general securities broker-dealer and SEC registered investment advisor, and Associated Planners Investment Advisory, Inc., an SEC-registered investment advisor. He is a member of the State Bar of California and the Compliance and Legal Division of the Securities Industry Association. He is registered as a general securities, financial, options and municipal securities principal. Mr. Nakagiri is also vice chairman of the NASD District #2 (Los Angeles) committee and serves on the SIA Independent Firms committee as Chairman. Mr. Nakagiri has a B.A. degree in Economics from the University of California at Los Angeles and a J.D. from Loyola Law School of Los Angeles.

Other Executive Officer

Charles P. Wingard, 45, was appointed to his current position as Secretary, Vice President and Chief Financial Officer of the company in July 2002. From October 2001 to July 2002, he was Vice President and Acting Chief Financial Officer. From August 2000 to September 2001, Mr. Wingard served as senior vice president and Chief Financial Officer of VelocityHSI, Inc. a publicly traded provider of high-speed Internet services to the apartment industry that was spun-off from BRE Properties, Inc. in August 2000. In August 2001, VelocityHSI, Inc. filed for protection under Chapter 7 of the U.S. Bankruptcy Code. From August 1996 to August 2000, Mr. Wingard was Vice President and Director of Financial Reporting for BRE Properties, Inc., a publicly traded real estate investment trust with over $1.5 billion in assets, where he was responsible for securities filings and compliance, loan administration and financial reporting. Mr. Wingard is a Certified Public Accountant and holds a B.S. in Accounting and Finance from the University of California, Berkeley.

CORPORATE GOVERNANCE

Board Organization and Meetings

We currently maintain two board committees:

•	our audit committee, which we established in March 2002, and

•	our compensation and stock option committee, which we established in September 2002.

We do not have standing nominating or executive committees. Our policy is for the independent members of our board of directors to nominate candidates to stand for election as directors.

During the fiscal year ended December 31, 2002, the board of directors met three times and the audit committee met three times. Each of our directors or former directors attended each of our board and committee meetings in person or by conference call, except that David C. Harrison, a former director, missed one board meeting.

Audit Committee and Audit Committee Report

Our board established our audit committee on March 13, 2002. The audit committee is composed of John H. Redmond (its chair), Eric P. Von der Porten, Patricia F. Meidell and James P. Moore. David C. Harrison was a member of our audit committee until our annual meeting in September 2002, when he declined to stand for reelection and Ms. Meidell replaced him on the audit committee. Mr. Moore became a member of our audit committee in April 2003. Each of these members is or was during his term considered “independent” under Section 121(A) of the American Stock Exchange listing standards. The audit committee:

•	makes recommendations concerning the engagement of the independent auditors,

•	reviews with the auditors the results of the audit engagement,

•	approves professional services provided by the auditors,

•	reviews the independence of the auditors, and

•	reviews the adequacy of our internal accounting controls.

On March 13, 2002, the audit committee adopted a charter. The audit committee reports its findings to the board and met three times in 2002. The audit committee met once in 2003 regarding our audited financial statements for 2002 as noted below.

The audit committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees); it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1; and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The audit committee reported its findings to our board of directors.

The SEC has adopted new regulations that affect public company audit committees, their composition and their authority. Some of these regulations are currently in effect, and others take effect over approximately the next year. In addition, The American Stock Exchange has proposed for SEC approval new listing standards that, among other things, govern the composition and authority of audit committees. The board of directors will review and revise the current audit committee charter to comply with these new requirements in a timely manner.

In performing all of these functions, the audit committee acts only in an oversight capacity. The audit committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC. A copy of our Annual Report on Form 10-K is enclosed with these proxy materials.

The audit committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Submitted by:

John H. Redmond, Chair

Patricia F. Meidell

Eric P. Von der Porten

James P. Moore

Fees to BDO Seidman, LLP

Audit Fees.    The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the first, second and third quarters of that fiscal year, were $77,615. For the year ended December 31, 2001, the aggregate fees billed by BDO Seidman for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $56,735.

Audit Related Fees.    BDO Seidman billed no fees for professional services rendered that were reasonably related to the performance of the audit of our 2002 and 2001 financial statements, but which were not reported in the previous paragraph.

Tax Fees.    For the fiscal year ended December 31, 2002, the aggregate fees billed by BDO Seidman for professional services rendered related to tax compliance, tax advice and tax planning were $7,199. For the year ended December 31, 2001, the aggregate fees billed by BDO Seidman for professional services rendered related to tax compliance, tax advice, and tax planning were $6,280. In each year, these tax-related fees were for preparing tax returns and providing tax advice for the classification of the dividend for reporting to stockholders.

All Other Fees.    The aggregate fees billed by BDO Seidman for services rendered to us for the fiscal year ended December 31, 2002, other than for the services described in the foregoing paragraphs, were $6,000. These other fees relate primarily to audit activities related to properties we acquired in 2002. BDO Seidman billed us for no services for the fiscal year ended December 31, 2001, other than for the services described in the foregoing paragraphs.

Director Compensation

Our independent directors receive $500 for each board meeting they attend in person, $200 for each telephonic meeting and $200 for each committee meeting attended, except for Mr. Isakson, who receives $500 per meeting due to the cost of travel from his business location. During 2002, we paid a total of $6,600 to our non-employee directors, exclusive of reimbursements for expenses. On March 3, 2003, four directors (Mr. Isakson, Mr. Moore, Mr. Redmond and Mr. Von der Porten) each received grants of options to purchase 1,667 shares of common stock at $10.25 per share, the fair market value on the date of grant. These options vested on the dates of grant. Mr. Nakagiri and Ms. Meidell declined to accept fees or options for their service on the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of April 21, 2003, information regarding the shares of our common stock beneficially owned by each person who is known by us to own beneficially more than 5% of the common stock, by each director and nominee for director, by each named executive officer and by all directors and executive officers as a group. The amounts shown are based on information provided by the individuals named.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage Beneficially Owned (2)
Allen K. Meredith	88,946	(3)	8.6%
E. Andrew Isakson	1,667	(4)	*
Patricia F. Meidell	499		*
James P. Moore	2,667	(5)	*
Neal E. Nakagiri	7,584	(6)	*
John H. Redmond	1,667	(4)	*
Eric P. Von der Porten	1,667	(4)	*
Charles P. Wingard	12,500	(7)	1.3%
Gary B. Coursey	0		*

Directors and officers as a group (8 persons)	117,197		11.1%

*	Less than 1%
(1)	The business address for each of these individuals is c/o Meredith Enterprises, Inc., 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, CA 94025.
(2)	To our knowledge and except as noted in footnote (6) below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Share amount and percentage figures are rounded to the nearest whole number. Percentage figures are based upon 975,298 shares of common stock outstanding as of April 21, 2003.
(3)	Mr. Meredith – includes 30,613 shares he owns directly, and 58,333 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before June 20, 2003.
(4)	For each of Mr. Isakson, Mr. Redmond and Mr. Von der Porten – includes 1,667 shares that may be purchased upon the exercise of stock options that are currently exercisable.
(5)	Mr. Moore – includes 1,000 shares he owns directly and 1,667 shares that may be purchased upon the exercise of stock options that are currently exercisable.
(6)	Mr. Nakagiri – includes shares held by Associated Financial Group, Inc. (“AFG”) and its affiliates, including its wholly-owned subsidiaries West Coast Realty Advisors, Inc. and West Coast Realty Management, Inc. Mr. Nakagiri is chief executive officer, president and a director of AFG. Mr. Nakagiri does not own any shares directly.
(7)	Mr. Wingard – includes 12,500 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before June 20, 2003.

EXECUTIVE COMPENSATION

We have no annuity, pension or retirement plans, or existing plan or arrangement pursuant to which compensatory payments are proposed to be made in the future to directors or officers. In addition, we did not make any equity-based grants, such as options or SARs, in 2002, and no options were outstanding until our board granted options to Mr. Meredith and Mr. Wingard on March 3, 2003 as described below.

The following table summarizes the compensation paid to our Chief Executive Officer and our sole officer other than our Chief Executive Officer whose salary and bonus exceeded $100,000 or would exceed $100,000 on an annualized basis. In these proxy materials, we sometimes refer to the executive officers listed below as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year (1)	Annual Compensation
		Salary ($) (2)	Bonus ($) (3)
Allen K. Meredith	2002	$200,000	$20,000
President and Chief Executive Officer	2001	$88,204	—
Charles P. Wingard	2002	$125,000	$12,500
Vice President and Chief Financial Officer	2001	$20,821	—

(1)	During 2000, we did not pay any direct or indirect compensation to our officers and therefore that period is not included.
(2)	For 2001, represents salary from August 2001 for Mr. Meredith and October 2001 for Mr. Wingard. Also, for Mr. Meredith, includes $25,000 in consulting fees paid in 2002 for consulting work prior to becoming an employee and for Mr. Wingard, includes $1,350 of income from consulting.
(3)	Paid in 2003 for 2002 performance.

2003 Option Grants to Executive Officers

On March 3, 2003, Mr. Meredith and Mr. Wingard were granted options to purchase 66,667 and 16,667 shares of our common stock, respectively, at $10.25 per share, the fair market value on the date of grant. The terms of Mr. Meredith’s options provide: after one year of service, 33,334 of the shares subject to Mr. Meredith’s option shall vest in full and the remaining 33,333 shares shall vest at a rate of 25% per quarter thereafter, provided Mr. Meredith continues to provide services to us. The vesting dates for Mr. Meredith’s options are calculated as if the options had been granted on August 22, 2001, the date Mr. Meredith’s employment with us commenced. The terms of Mr. Wingard’s options provide: after one year of service, 8,334 of the shares subject to Mr. Wingard’s option shall vest in full and the remaining 8,333 shares shall vest at a rate of 25% per quarter thereafter, provided Mr. Wingard continues to provide services to us. The vesting dates for Mr. Wingard’s options are calculated as if the options had been granted on October 23, 2001, the date Mr. Wingard’s employment with us commenced.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Allen K. Meredith

Effective August 22, 2001, and amended and restated on March 21, 2002, we entered into an employment agreement with Allen K. Meredith to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for an initial term of one year, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. A summary of some of the material terms of this agreement follows:

Base Salary.    Mr. Meredith currently receives a base salary of $200,000. The base salary is subject to negotiation yearly.

Annual Cash Bonus.    Mr. Meredith is eligible to receive an annual cash bonus in an amount, if any, to be determined in the sole discretion of the board of directors.

Stock Options.    Mr. Meredith is entitled to be granted options to purchase 66,667 shares of our common stock at an exercise price equal to the fair market value per share on the date of grant. In accordance with this contractual provision, these options were granted on March 3, 2003 as described in 2003 Option Grants to Executive Officers above.

Certain Severance Benefits.    If, at any time during any automatic one-year renewal period, the employment of Mr. Meredith is terminated, he will be entitled to receive the benefits described below.

Termination Other Than In Connection with a Change in Control.    If Mr. Meredith is terminated Without Cause or Mr. Meredith terminates for Good Reason, he will a receive a lump sum payment equal to his then-annual base salary plus an amount equal to the average of his annual bonus over the most recent three years, if any. Upon termination due to death or disability, Mr. Meredith or his estate will receive all salary accrued but unpaid to the date of termination. Mr. Meredith may resign at any time upon 30 days written notice. Upon voluntary termination without Good Reason or if we terminate Mr. Meredith for Cause, no further compensation will be payable to Mr. Meredith.

Termination Following a Change in Control.    If Mr. Meredith is terminated or resigns within one year from a Change in Control, he will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent three years, if any.

Charles P. Wingard

Effective April 7, 2003, we entered into an employment agreement with Charles P. Wingard to serve as our Secretary, Vice President and Chief Financial Officer for an initial term of one year, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Mr. Wingard had previously served in those positions since July 2002 without an employment agreement. From October 2001 to July 2002, he was our Vice President and Acting Chief Financial Officer, also without an employment agreement. Certain material terms of this agreement follows:

Base Salary.    Mr. Wingard currently receives a base salary of $125,000. The base salary is subject to negotiation yearly.

Annual Cash Bonus.    Mr. Wingard is eligible to receive an annual cash bonus in an amount, if any, to be determined in the sole discretion of the board of directors.

Stock Options.    Mr. Wingard is entitled to be granted options to purchase 16,667 shares of our common stock at an exercise price equal to the fair market value per share on the date of grant. In accordance with this contractual provision, these options were granted on March 3, 2003 as described in 2003 Option Grants to Executive Officers above.

Certain Severance Benefits.    If, at any time during any automatic one-year renewal period, the employment of Mr. Wingard is terminated, he is entitled to receive the benefits described below.

Termination Other Than In Connection with a Change in Control.    If Mr. Wingard is terminated Without Cause or Mr. Wingard terminates for Good Reason, he will a receive a lump sum payment equal to his then-annual base salary plus an amount equal to the average of his annual bonus over the most recent three years, if any. Upon termination due to death or disability, Mr. Wingard or his estate will receive all salary accrued but unpaid to the date of termination. Mr. Wingard may resign at any time upon 30 days written notice. Upon voluntary termination without Good Reason or if we terminate Mr. Wingard for Cause, no further compensation will be payable to Mr. Wingard.

Termination Following a Change in Control.    If Mr. Wingard is terminated or resigns within one year from a Change in Control, he will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent three years, if any.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Upon the approval of our 2002 Stock Incentive Plan at our annual stockholders meeting in September 2002, directors John H. Redmond and James P. Moore were installed as our compensation and stock option committee. Neither of them was during 2002, or at any previous time, an officer or employee of Meredith Enterprises, Inc. Neither of them has engaged in any transaction required to be disclosed in Certain Relationships and Related Transactions below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of common stock and our other equity securities with the SEC and to provide us with copies of these filings. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2002, each of our officers, directors and greater than ten percent beneficial owners who are obligated to file certain reports under Section 16(a) of the 1934 Act complied with the applicable filing requirements.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

The Compensation and Stock Option Committee (the “Committee”) was formed in September 2002 and consists of the following board members: John H. Redmond and James P. Moore. The Committee reviews and determines our executive compensation objectives and policies. The Committee did not meet in 2002. In 2003, the independent members of the board of directors performed the function with respect to 2002 performance. We currently have four employees, including Mr. Meredith and Mr. Wingard.

The objective of the executive compensation program is to develop and maintain executive reward programs that contribute to the enhancement of stockholder value, while attracting, motivating and retaining key executives who are essential to our long-term success. As discussed in detail below, our executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation current consists of annual cash incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

Base Salary

Base salary levels of our key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual and the goal to achieve the appropriate mix between fixed compensation and incentive based compensation. The board’s primary consideration is to achieve what it considers a fair level of compensation through direct negotiation with the executive. The board did not perform salary surveys or engage an outside consultant.

Annual Cash Incentives

The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential award based on a percentage of an executive’s base salary. For 2002, incentive awards were based, among other factors, on the achievement of corporate expectations and the general discretion of the board. In reviewing our performance during 2002, the board considered a variety of factors, including the following:

•	implementation of self-management upon the termination of the advisory and management contracts with the Advisor;

•	selling two properties;

•	refinancing four loans;

•	the acquisition of the Northlake Festival property; and

•	listing of our common stock on the American Stock Exchange.

The Summary Compensation Table above shows cash incentive bonuses paid to the named executive officers for 2002 based on such performance.

Stock Options

Stock options are designed to provide long-term (10-year) incentives and rewards tied to the trading price of our common stock. The board believes that stock options, which provide value to participants only when stockholders benefit from stock price appreciation, are an important component of our annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the board has not established any target level of ownership of common stock by executive officers. The board does encourage accumulation and retention of shares of common stock by our officers.

Stock options were first awarded in March 2003, and they may be awarded from time to time in the future. The options granted on March 3, 2003 were granted to Mr. Meredith and Mr. Wingard, respectively, in accordance with the terms of Mr. Meredith’s employment agreement and Mr. Wingard’s employment agreement (as subsequently memorialized).

In accordance with the provisions of our 2002 Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying common stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of our common stock.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to each of our five most highly paid executive officers. Certain performance-based compensation that has been approved by the stockholders is not subject to this deduction limit. Our 2002 Stock Incentive Plan is qualified so that stock options and certain other awards under the plan are not subject to the deduction limitations of Section 162(m). Certain other types of compensation payments and their deductibility, however, depend on the timing of an executive officer’s vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although we generally seek to preserve the federal income tax deductibility of compensation paid, the board has not adopted a policy that all compensation must be deductible. For 2002, we anticipate that there will be no deduction limitations for Section 162(m) for compensation to each of he most highly paid executive officers.

Compensation of the Chief Executive Officer

The Chief Executive Officer’s compensation plan includes the same elements and performance measures as the plans of our other executive officer as described above. The board believes that Mr. Meredith’s total compensation reflects the unique contributions that he makes to our long-term strategic performance. For the year ending December 31, 2002, Mr. Meredith’s base salary was $200,000 and he was awarded a $20,000 bonus (10% of his annual salary) for the year. On March 3, 2003, he also received the option grants described under Executive Compensation – 2003 Option Grants to Executive Officers above.

Notwithstanding anything to the contrary set forth in any of our previous or future SEC filings that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, this report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

The foregoing report is submitted by the independent members of the board of the board of directors:

Patricia F. Meidell

James P. Moore

John H. Redmond

Eric P. Von der Porten

STOCK PRICE PERFORMANCE GRAPH

The stock performance graph below illustrates how an initial investment of $100 on December 31, 1997 in our common stock would have compared to an equal investment in the Standard & Poor’s 500 Stock Index or the Wilshire REIT Index maintained by the National Association of Real Estate Investment Trusts, Inc. Total return values for the common stock and for those two indices represent an estimate of the cumulative total returns from December 31, 1997 to December 31, 2002, assuming the reinvestment of all cash distributions on the distribution record date that the investor would have been entitled to receive. The interim measurement points show the value of $100 invested on December 31, 1997 as of the end of each year between 1997 and 2001. The price of $74.25 at December 31, 2000 includes a $1.55 per share distribution of sale proceeds.

For each of the years ended December 31, 1998 through December 31, 2001, the stock performance graph was prepared from data provided by the American Partnership Board (“APB”). Prior to October 31, 2002, our common stock did not trade on any organized exchange or in a reliable public market, but has traded from time to time through the APB. The APB matches potential buyers and sellers of our common stock through an auction system. Sales of our common stock, however, occurred only occasionally and usually in very small volumes. No trades are reported by the APB on December 31 of 1998 through 2001. Accordingly, to estimate the price of the common stock as of December 31 of a particular year, we have used the sales prices reported by the APB for the date closest to December 31 during the preceding 12 months. Our common stock has been listed on the American Stock Exchange since October 31, 2002, and the stock performance graph for the year ended December 31, 2002 is based upon data provided by the American Stock Exchange. There have been relatively few trades in relatively small volumes to date. Accordingly, it is difficult to estimate the fair market value of our common stock at any particular moment. Stockholders are cautioned that our reported results in the table below are not necessarily indicative of our future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We acquired the Northlake Festival Shopping Center near Atlanta, Georgia in October 2002 and paid a fee of $150,000 to Leeward Investments, LLC, which assisted us in negotiating the transaction. Eric P. Von der Porten, a director, is the manager for Leeward Investments, LLC. He was not directly involved in the negotiations.

Also in conjunction with the purchase of the Northlake Festival Shopping Center, we paid a real estate brokerage commission of $100,000 to Isakson-Barnhart Properties, Inc. and we have retained Isakson-Barnhart Properties, Inc. as the property manager of that shopping center. Isakson-Barnhart Properties manages over 1.0 million square feet of retail and office space in Georgia, North Carolina and Tennessee. E. Andrew Isakson, one of our directors, is president of Isakson-Barnhart Properties, Inc. Under the property management agreement, Isakson-Barnhart Properties manages, maintains and operates the shopping center for us. In return for its services, we pay a monthly property management fee to Isakson-Barnhart Properties equal to the greater of (a) 3% of the gross income of the property actually collected for that month or (b) $2,500. In addition, we pay Isakson-Barnhart Properties a leasing commission, in the range of $2.00 to $4.50 per square foot depending on the size of the space and whether there is a co-broker, on new leases or expansion of current leases. We also pay a construction maintenance fee of 5% of the total cost of tenant improvements or other construction where Isakson-Barnhart Properties supervises the project. Under this agreement, we paid a total of $30,334 to Isakson-Barnhart Properties in the year ended December 31, 2002. The agreement is renewable annually, and either party is allowed to terminate the agreement upon 30 days’ prior written notice to the other. In addition, Mr. Isakson owns a 50% interest in a retail shopping center that is located adjacent to the retail shopping center.

Gary B. Coursey, a nominee for director, has been the President of Gary B. Coursey and Associates, Inc. since its founding in 1971. We paid that firm $45,875 in 2002 for architectural services in connection with the Northlake Festival Shopping Center. In addition, we have paid that firm approximately $9,000 to date in 2003 for architectural services related to a shopping center in Garden Grove, California. We expect to pay that firm approximately $100,000 for additional architectural services as we develop and construct that shopping center.

During the period January 1 to March 31, 2002, we were advised by West Coast Realty Advisors, Inc. (“WCRA”) and our properties were managed by West Coast Realty Management, Inc. (“WCRM”) (collectively, the “Advisor”), each of which is a wholly-owned subsidiary of Associated Financial Group, Inc. Two of our directors, Patricia F. Meidell and Neal E. Nakagiri are directors or officers of the Advisor or affiliates of the Advisor. We became self-managed and self-administered on April 1, 2002. Pursuant to a “monitoring fee” arrangement, we accrued $22,000 in 2002 to Associated Securities Corporation, a wholly-owned subsidiary of Associated Financial Group, Inc. During 2002, we paid $14,000 of this amount.

INDEPENDENT AUDITORS FOR 2002

We selected BDO Seidman, LLP, independent auditors, as our principal accounting firm to perform the audit for the year ended December 31, 2002, and we have engaged BDO Seidman to perform the SAS 71 reviews for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. The audit committee will review the selection of auditors for the audit of the year ended December 31, 2003 upon the completion of the SAS 71 review of the September 30, 2003 financial statements. A representative of BDO Seidman is expected to be present either in person or by teleconference at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter that is required to be submitted to the stockholders.

OTHER MATTERS TO BE PRESENTED AT THE MEETING

The board of directors is not aware of any other matter that may properly come before the annual meeting. If any other matter not mentioned in this proxy statement is brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their judgment and applicable law.

ANNUAL REPORT FOR 2002

Included with these proxy materials is a copy of our 2002 Annual Report on Form 10-K, without exhibits but including an exhibit index, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles P. Wingard, our Secretary and Chief Financial Officer, 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025.

Please date, sign and return the enclosed proxy card in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

Whether you intend to be present at the annual meeting or not, we urge you to return your signed proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS:

Allen K. Meredith
President, Chief Executive Officer and Chairman of the Board of Directors

PROXY

MEREDITH ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2003

The undersigned stockholder of Meredith Enterprises, Inc. (the “Company”) hereby nominates, constitutes and appoints Allen K. Meredith and Charles P. Wingard, and each of them, as agents and proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California 94025 on June 3, 2003 at 11:00 AM local time, and at any and all postponements or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows, as further described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged:

1.    ELECTION OF DIRECTORS.    Electing Gary B. Coursey, E. Andrew Isakson and John H. Redmond to serve on the board of directors of the Company.

AUTHORITY GIVEN ☐	AUTHORITY WITHHELD ☐

(Instructions: to grant authority to vote for all of the nominees named above, check the “authority given” box; to withhold authority for any individual nominee, check the “authority given” box and cross out the name of the individual above; to withhold authority for all nominees, check the “authority withheld” box. Failure to check either box will be deemed a grant of authority to vote for all of the nominees named above.)

The board of directors recommends a vote for each of the nominees listed. This proxy contains authority to and shall be voted in accordance with the recommendations of the board of directors unless a contrary instruction is indicated, in which case, the proxy shall be voted in accordance with the instructions. On all matters, if any, presented at the annual meeting, this proxy shall be voted in accordance with the recommendations of the board of directors.

(Please Sign and Date on Other Side)

Date:

I do ____ do not ____ expect to attend the meeting.

(Signature of Stockholder)

(Signature of Stockholder)

(Please date this proxy and sign your name as it appears on the Company’s stock ownership records. Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND MAY BE REVOKED BEFORE ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY, OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.